   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 21, 1996

                                                      REGISTRATION NO. 333-02869
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------

                              AMENDMENT NO. 4
                                       TO

                                    FORM S-3

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                                ---------------

                           VARCO INTERNATIONAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               CALIFORNIA                              95-0472620
    (STATE OR OTHER JURISDICTION OF                 (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)               IDENTIFICATION NO.)

                                ---------------

                            743 NORTH ECKHOFF STREET
                            ORANGE, CALIFORNIA 92668
                                 (714) 978-1900
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                               RICHARD A. KERTSON
              VICE PRESIDENT--FINANCE AND CHIEF FINANCIAL OFFICER
                            743 NORTH ECKHOFF STREET
                            ORANGE, CALIFORNIA 92668
                                 (714) 978-1900
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                ---------------

      THE COMMISSION IS REQUESTED TO SEND COPIES OF ALL COMMUNICATIONS TO:
   LARRY M. MEEKS, ESQ.    J. DAVID KIRKLAND, ESQ.      JOHN R. LIGHT, ESQ.
 PIRCHER, NICHOLS & MEEKS   BAKER & BOTTS, L.L.P.         LATHAM & WATKINS
1999 AVENUE OF THE STARS, 910 LOUISIANA, SUITE 3000    633 WEST FIFTH STREET,
        SUITE 2600           HOUSTON, TEXAS 77002            SUITE 4000
 LOS ANGELES, CALIFORNIA        (713) 229-1101        LOS ANGELES, CALIFORNIA
          90067                                                90071
      (310) 201-8903                                       (213) 891-8240

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement shall become effective.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED MAY 21, 1996

                                6,596,041 Shares


              [LOGO OF VARCO/R/ INTERNATIONAL, INC. APPEARS HERE]

                                  Common Stock

                                   --------

 All 6,596,041 of  the shares  of Common Stock  (the "Common  Stock") of Varco
  International, Inc.,  a California  corporation ("Varco" or  the "Company")
   offered hereby (the "Offering") are being sold by certain shareholders of the  Company (collectively,  the "Selling  Shareholders").  The Company will not receive  any of the proceeds from the sale  of the shares by the Selling Shareholders.

    The Common  Stock is listed  on the New  York Stock Exchange  under the symbol "VRC." On May 20, 1996 the last reported sale price of the Common Stock on the New York Stock Exchange Composite Tape was $16.25 per share.

                                   --------

        FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED
            IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK,
                        SEE "RISK FACTORS" ON PAGE 5.

                                   --------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE  SECURITIES COMMISSION NOR HAS THE SECURI-
   TIES AND  EXCHANGE COMMISSION OR  ANY STATE SECURITIES  COMMISSION PASSED
    UPON THE ACCURACY OR AD- EQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                          Underwriting     Proceeds to
                                              Price to    Discounts and      Selling
                                               Public      Commissions  Shareholders(1)(2)
                                            ------------- ------------- ------------------
Per Share..................................      $             $               $
Total(3)...................................     $             $               $

(1) The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) The Company will pay certain expenses of the Offering estimated at $    .
(3) The Company has granted the Underwriters an option exercisable for 30 days from the date of this Prospectus to purchase a maximum of 989,406 additional shares to cover over-allotments of shares. If the option is
    exercised in full, the total Price to Public will be $      , Underwriting
    Discounts and Commissions will be $    , and the total Proceeds to the
    Company will be $    . See "Underwriting."

                                   --------

  The shares are offered by the Underwriters when, as and if delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that the shares will be ready for delivery on or about May , 1996, against payment in immediately available funds.

CS First Boston
                  Howard, Weil, Labouisse, Friedrichs
                        I n c o r p o r a t e d
                                                      Simmons & Company
                                                        International

                   The date of this Prospectus is May  , 1996

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SHARES OF COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  DURING THIS OFFERING, CERTAIN PERSONS AFFILIATED WITH PERSONS PARTICIPATING IN THE DISTRIBUTION MAY ENGAGE IN TRANSACTIONS FOR THEIR OWN ACCOUNTS OR FOR THE ACCOUNTS OF OTHERS IN THE COMMON STOCK PURSUANT TO EXEMPTIONS FROM RULES 10B-6, 10B-7 AND 10B-8 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial data appearing elsewhere in this Prospectus and in the consolidated financial statements, including the notes thereto, and other documents which are incorporated herein by reference. As used herein, the terms "Varco" and the "Company" refer to Varco International, Inc. or Varco and its subsidiaries, as the context may require.

                                  THE COMPANY

  Varco International, Inc. is a leading manufacturer of products used in the oil and gas well drilling industry worldwide. The Company has the leading market position in most of its product lines and is widely recognized for the development of new technology and equipment which enhances the productivity and safety of the drilling process.

  The Company's products are sold for use in approximately 82 countries, and international revenues accounted for approximately 69% of total revenues for the fiscal year ended December 31, 1995.

  Since 1987, Varco has made several strategic acquisitions, which have significantly increased its revenue base and expanded its product development opportunities.

  Varco operates through five divisions:

  Varco Drilling Systems designs and manufactures integrated systems for rotating and handling the various sizes and types of pipe used on a drilling rig. It is widely recognized for developing innovative drilling technology and products. Its principal products are Top Drive Drilling Systems and pipe handling systems. The Top Drive Drilling System, first introduced in 1982, has gained acceptance as a safer and more productive technology than conventional methods for a wide variety of drilling applications. Through mechanization and automation, Varco's pipe handling systems eliminate the manual handling of pipe on a drilling rig.

  Varco BJ Oil Tools manufactures a complete line of conventional drilling rig tools and equipment, including pipe handling tools, hoisting equipment and rotary equipment. Varco BJ is the market leader in virtually all of its product lines.

  Martin-Decker/TOTCO Instrumentation primarily designs, manufactures, sells and rents products involving the measurement, analysis, recording and display of information that enhances the productivity and safety of the drilling process. Its most significant product is the TOTAL System, a computer-based drilling information system. Based on revenues, Martin-Decker/TOTCO is the worldwide leader in drilling rig instrumentation.

  Shaffer primarily designs and manufactures pressure control equipment, principally blowout preventers ("BOPs"), for use on drilling rigs. Shaffer also provides motion compensation equipment for use on floating offshore rigs.

  Thule Rigtech designs and sells solids control equipment, which is used on a drilling rig in the mixing, handling, transport and cleaning of drilling fluids ("drilling mud"). Thule Rigtech is Varco's most recent acquisition, having been acquired in November 1994.

  The principal executive offices of the Company are located at 743 North Eckhoff Street, Orange, California 92668 (telephone: (714) 978-1900).

                              RECENT DEVELOPMENTS

  In recent months offshore drilling activity has increased, raising the capacity utilization of the worldwide mobile offshore rig fleet to 87% in the first quarter of 1996, from 81% in the comparable period a year ago. In particular, the demand for "high specification" rigs (i.e., those capable of drilling in deeper water and/or harsh environments) has been very strong. The recent levels of offshore rig utilization represent the highest level in more than ten years.

  These trends benefit Varco in two important ways. First, equipment of the type supplied by Varco is critical to the upgrading of rigs to meet the capacity and capability requirements associated with more difficult drilling conditions. Second, Varco's key customers, the offshore drilling contractors, are recording their best financial results in many years, thus combining the incentive and the financial resources to invest in the upgrading of drilling equipment. As a result, Varco's incoming orders have increased. Order bookings were $76.9 million in the first quarter of 1995, $85.6 million in the fourth quarter of 1995, and $102.2 million in the first quarter of 1996, in each case establishing a new all-time high for the Company.

                                  THE OFFERING

  All of the shares of Common Stock of the Company offered are being sold by the Selling Shareholders except to the extent that the over-allotment option granted by the Company to the Underwriters is exercised. To the extent that the over-allotment option is exercised, the net proceeds realized by the Company will be used first for the repayment of indebtedness and then for working capital or other general corporate purposes. See "Use of Proceeds."

  If the over-allotment option is exercised in full, the number of shares of Common Stock outstanding after the offering will be 31,282,869, based on the number of shares outstanding at April 19, 1996.

                                 RISK FACTORS

  Prospective investors should consider carefully the following factors, together with the other information appearing in this Prospectus or incorporated herein by reference before purchasing shares of Common Stock offered hereby.

VOLATILE INDUSTRY CONDITIONS

  The Company's operations are materially dependent upon the level of worldwide drilling activity, particularly offshore drilling. Such activity levels are affected by both short-term and long-term trends in world oil and natural gas prices. In recent years, oil and natural gas prices and, therefore the level of drilling activity, have been extremely volatile. Any prolonged reduction in oil and natural gas prices would, in all likelihood, depress the level of drilling activity and result in a decline in the demand for the Company's products. Any sustained reduction in such activity would, in all likelihood, have a material adverse effect on the Company's revenues and profitability.

MANAGEMENT OF ACCELERATING GROWTH

  The Company's orders and revenues have increased substantially in recent quarters, particularly in its Drilling Systems and Shaffer Divisions. Following a number of years of dramatic downsizing, the Company's operating divisions have been, or may be, required to significantly increase their level of output. Such increases create strains on existing management and organization structures, systems and procedures, and human resources. There is no assurance that these strains will not result in a material adverse effect on the Company's revenues and profitability.

SHARES AVAILABLE FOR FUTURE SALE

  Certain shareholders of the Company (including Walter B. Reinhold, one of the Selling Shareholders) are parties to an Agreement (the "Shareholders' Agreement") imposing certain restrictions on transfers of certain shares of Common Stock owned by them and certain of their transferees, which expires on May 22, 1996. For a further description of these restrictions, see "Selling Shareholders." Of the approximately 3,200,000 shares of Common Stock subject to the Shareholders' Agreement, 994,547 shares are beneficially owned by Mr. Reinhold. Based on information available to the Company and the record list of holders of the Common Stock of the Company as of March 20, 1996, the other major holders of shares subject to the Shareholders' Agreement and the number of shares held by them (individually, as trustee, as executor, or as custodian) which are subject to the transfer restrictions are as follows:
Baldwin Reinhold, Jr. and Mary E. Reinhold, 907,780 shares; Howard P. Lorenz, 600,331 shares; Baldwin Terry Reinhold and Carol Anne Reinhold, 93,264 shares; Charlotte L. Llanes, 62,252 shares; Darlene M. Reinhold, 58,292 shares; and John G. Reinhold, 57,685 shares. Upon the expiration of the Shareholders' Agreement on May 22, 1996, the shares subject thereto will no longer be subject to the transfer restrictions contained in the Shareholders' Agreement although to the extent that any holder of shares formerly subject to the agreement is an affiliate of the Company, sales of shares may be subject to the volume limitations of Rule 144 ("Rule 144") under the Securities Act of 1933, as amended (the "Securities Act"). Rule 144 permits an affiliate to sell, within any three-month period, a number of shares not exceeding the greater of 1% of the then outstanding shares of the Company's Common Stock (approximately 302,000 shares based on the number of shares outstanding at March 31, 1996) or the average weekly trading volume during the four weeks preceding the date of filing of notice of the proposed sale with the Securities and Exchange Commission pursuant to Rule 144 (approximately 1,450,000 shares for the four weeks ended April 26, 1996). Assuming that trading in the Common Stock continues at similar levels, the Rule 144 volume limitations would not limit sales by any such affiliate. However, Walter B. Reinhold has agreed that for a period of 120 days after the date of this Prospectus he will not sell or otherwise dispose of any shares of Common Stock owned by him except for the shares included in the Offering. See "Underwriting." Future sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices of the Common Stock.

                                USE OF PROCEEDS

  The Company will not receive any of the proceeds from the sale of the Common Stock offered by the Selling Shareholders. Any net proceeds to the Company from the exercise of the over-allotment option, in whole or in part, will be applied first to the principal payment, due June 30, 1996, in the amount of $10,000,000 on the Company's 8.95% Senior Notes and then to the repayment of amounts outstanding under the Company's revolving credit facility ($2,000,000 at March 31, 1996). Advances currently outstanding under the revolving credit facility bear interest at prime plus .50% (8.75% at March 31, 1996) and mature on October 31, 1998. Any remaining balance of the net proceeds will be used by the Company for working capital and other general corporate purposes. In the event that the over-allotment is not exercised or is not exercised in full, the Company believes that its cash and cash equivalents and revolving credit facility will be sufficient to meet its capital expenditures, operating cash needs and the principal payment on the 8.95% Senior Notes in 1996.

                          PRICE RANGE OF COMMON STOCK

  Varco's Common Stock is listed on the New York Stock Exchange (symbol "VRC"). The following table sets forth for the periods indicated the high and low sale prices per share of the Common Stock on the New York Stock Exchange Composite Tape. The last reported sale price of the Common Stock on the New York Stock Exchange Composite Tape as of a recent date is set forth on the cover page of this Prospectus. There were 1,847 holders of record of the Common Stock as of the close of business on April 19, 1996.

                                                                  COMMON
                                                                  STOCK
                                                                  PRICE
                                                                 -----------
                                                                 HIGH    LOW
                                                                 ----    ---
1994:
  First Quarter.................................................$ 7     $ 5 1/4
  Second Quarter................................................  7       5 1/8
  Third Quarter.................................................  7 3/8   5 7/8
  Fourth Quarter................................................  7 3/8   6
1995:
  First Quarter.................................................  7 3/4   6
  Second Quarter................................................  9 1/2   7 5/8
  Third Quarter................................................. 11 7/8   8 1/8
  Fourth Quarter................................................ 12 7/8   8 3/8
1996:
  First Quarter................................................. 12 7/8   8 3/4
  Second Quarter (through May 20, 1996)......................... 17 1/8  12 1/8

  The transfer agent and registrar for the Common Stock is Harris Trust Company of California.

                                CAPITALIZATION

  The following table sets forth the consolidated capitalization of the Company as of March 31, 1996, and as adjusted to reflect the sale by the Company of 989,406 shares of Common Stock at an assumed offering price of $16.00 per share, assuming that the over-allotment option granted to the Underwriters is exercised in full, and the application of a portion of the net proceeds therefrom to the principal payment, due June 30, 1996, on the 8.95% Senior Notes and amounts outstanding under the Company's revolving credit facility.

                                                             MARCH 31, 1996
                                                          ---------------------
                                                           ACTUAL   AS ADJUSTED
                                                          --------  -----------
                                                             (IN THOUSANDS)
Current Portion of Long-Term Debt........................ $ 10,000   $      0
                                                          ========   ========
Long-Term Debt(1)
  8.95% Senior Notes..................................... $ 30,000   $ 30,000
  Note payable under revolving credit agreement..........    2,000          0
  Other indebtedness and unamortized issuance costs......     (417)      (417)
                                                          --------   --------
  Total long-term debt................................... $ 31,583   $ 29,583
                                                          --------   --------
Shareholders' Equity
  Common Stock: 80,000,000 shares authorized, 30,231,786
   shares issued and outstanding actual; 31,221,192
   shares as adjusted, stated value (2).................. $ 20,600   $ 21,589
  Additional paid-in capital.............................  104,491    118,001
  Retained earnings......................................   29,499     29,499
                                                          --------   --------
  Total shareholders' equity.............................  154,590    169,089
                                                          --------   --------
Total Capitalization..................................... $186,173   $198,672
                                                          ========   ========

- --------
(1) See Note F of notes to consolidated financial statements incorporated by reference herein for a description of the Company's long-term debt.
(2) Excludes 257,102 shares of Common Stock issuable upon exercise of options granted under the Company's 1980 Stock Option Plan; 1,196,616 shares issuable upon exercise of options granted under the Company's 1990 Stock Option Plan; 15,000 shares issuable upon exercise of options held by three non-employee directors; 972,148 shares reserved for issuance pursuant to the Company's 1980 Employee Stock Purchase Plan; 637,024 shares reserved for issuance pursuant to the Company's Stock Bonus Plan; and 650,000 shares reserved for issuance pursuant to the Company's 1994 Directors' Stock Option Plan.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following information is selected or derived from the consolidated financial statements of the Company and its subsidiaries. Such consolidated financial statements for each of the five years in the period ended December 31, 1995 have been audited by Ernst & Young LLP, independent auditors. Information for March 31, 1995 and 1996 and the three-month periods then ended are selected or derived from unaudited consolidated financial statements of the Company and incudes all adjustments (consisting of only normal recurring accruals) which management considers necessary for a fair presentation of such financial information for such periods. Operating results for the three-month period ended March 31, 1996 are not necessarily indicative of results that may be expected for any other interim period or for the entire year ending December 31, 1996. This information should be read in conjunction with the consolidated financial statements, related notes, and other financial information incorporated by reference herein, including "Management's Discussion and Analysis of Financial Condition and Results of Operations."

STATEMENT OF OPERATIONS DATA:
 (in thousands, except per share data)

                                                                         THREE MONTHS
                                    YEAR ENDED DECEMBER 31,             ENDED MARCH 31,
                          -------------------------------------------- -----------------
                            1991   1992(1)  1993(1)  1994(1)    1995     1995     1996
                          -------- -------- -------- -------- -------- -------- --------
SUMMARY OF OPERATIONS
Revenues................  $216,622 $173,069 $193,480 $223,601 $273,731 $ 57,645 $ 70,969
Gross Profit............    79,431   63,049   72,010   86,761   99,214   23,787   24,746
Selling, General and
 Administrative
 Expenses...............    47,616   49,067   48,423   53,798   61,014   15,145   16,117
Research and
 Development............    10,757    9,818    9,479   11,438   13,156    3,190    3,572
Interest Expense........     4,509    3,918    5,010    4,766    4,516    1,204    1,005
Income Before Income
 Taxes..................    16,925      852   10,811   18,917   21,908    4,721    4,765
Income Taxes............     2,894      530    3,715    6,756    7,469    1,808    1,737
Income Before Cumulative
 Effect of Change in
 Accounting for Income
 Taxes..................    14,031      322    7,096   12,161   14,439    2,913    3,028
Net Income(2)...........    14,031    2,358    7,096   12,161   14,439    2,913    3,028
Depreciation and
 Amortization...........     9,943   10,964   10,687   10,996   12,347    3,012    3,012
Income Per Share Before
 Cumulative Effect of
 Change in Accounting
 for Income Taxes.......      0.45     0.01     0.21     0.36     0.46     0.09     0.10
Net Income Per
 Share(2)...............      0.45     0.07     0.21     0.36     0.46     0.09     0.10
Average Shares used in
 Computing Net Income
 Per Share..............    31,161   32,996   33,400   33,522   31,729   33,592   30,728

BALANCE SHEET DATA:
 (in thousands)

                                          DECEMBER 31,                     MARCH 31,
                          -------------------------------------------- -----------------
                            1991     1992     1993     1994     1995     1995     1996
                          -------- -------- -------- -------- -------- -------- --------
Working Capital.........  $ 82,748 $102,953 $113,241 $112,342 $ 89,187 $116,203 $ 95,573
Property and Equipment--
 Net....................    43,018   49,797   47,241   47,659   50,622   49,684   50,953
Total Assets............   204,066  232,301  248,021  257,641  246,571  269,128  258,944
Long Term Debt..........    25,567   51,326   49,164   39,349   29,539   39,408   31,583
Shareholders' Equity....   141,919  144,366  152,608  163,728  151,179  167,573  154,590

- --------
(1) Includes the acquisitions of the Shaffer Division of Baroid Corporation as of July 17, 1992, Metrox, Inc. as of August 17, 1993 and Rig Technology Limited as of November 30, 1994.
(2) 1992 net income includes cumulative effect of adopting Statement of Financial Accounting Standards No. 109.

See notes to consolidated financial statements incorporated herein by reference.

                             SELLING SHAREHOLDERS

  The Selling Shareholders listed in the following table have indicated their intention to sell such number of shares of Common Stock in the Offering as is set forth opposite their respective names. The numbers of shares of Common Stock shown as being owned by the Selling Shareholders prior to the Offering are as of March 31, 1996.

                            COMMON STOCK                       COMMON STOCK TO BE
                         BENEFICIALLY OWNED                       BENEFICIALLY
                            PRIOR TO THE                        OWNED AFTER THE
                              OFFERING                              OFFERING
                         ---------------------    NUMBER OF    ------------------
                                      PERCENT      SHARES                PERCENT
                         NUMBER OF       OF      TO BE SOLD    NUMBER OF    OF
                          SHARES      CLASS(1) IN THE OFFERING  SHARES   CLASS(1)
                         ---------    -------- --------------- --------- --------
Baker Hughes
 Incorporated........... 6,346,041     21.0%      6,346,041           0     0%
Walter B. Reinhold...... 1,118,167(2)   3.7%        250,000     868,167    2.9%

- --------
(1) Based upon 30,231,786 shares outstanding at March 31, 1996.
(2) Includes (a) 78,400 shares held by a trust of which Mr. Reinhold and Leo
    J. Pircher, a director of the Company, are trustees and share voting and investment power and as to which Mr. Reinhold disclaims beneficial ownership, (b) 200 shares Mr. Reinhold owns jointly with his spouse, with respect to which he shares voting and investment power with his spouse, and (c) 45,020 additional shares, all owned by Mr. Reinhold's spouse, with respect to which Mr. Reinhold shares voting and investment power and disclaims beneficial ownership. Does not include 58,292 shares with respect to which Mr. Reinhold's spouse acts as custodian and with respect to which she has sole voting and investment power and Mr. Reinhold disclaims beneficial ownership.

  All 6,596,041 shares of Common Stock included in the Offering are being sold by the Selling Shareholders. The Company has granted to the Underwriters an option to purchase up to 989,406 additional shares solely to cover over-allotments, if any.

  Of the 6,346,041 shares of Common Stock beneficially owned by Baker Hughes Incorporated ("Baker Hughes") (1) 3,000,000 were issued to Baker Hughes in September 1988, as part of the consideration for the acquisition by the Company of Baker Hughes' BJ Machinery Division, pursuant to the provisions of an Asset Purchase Agreement, dated as of August 10, 1988 (the "BJ Purchase Agreement"), (2) an additional 1,000,000 shares were issued to Baker Hughes in December 1990 upon the exercise (for an aggregate exercise price of $4,000,000) of a Warrant issued to Baker Hughes as an additional part of the consideration for the BJ Machinery Division acquisition, and (3) the balance of 2,346,041 shares were issued to Baker Hughes in November 1990, as part of the consideration for the acquisition by the Company of Baker Hughes' TOTCO Product Line, pursuant to the provisions of an Amended and Restated Asset Purchase Agreement, dated as of August 1, 1990 (the "TOTCO Purchase Agreement").

  The shares being sold by Baker Hughes are being included in the Company's Registration Statement for the Offering pursuant to certain registration rights agreed to by the Company in connection with the BJ Machinery Division and the TOTCO Product Line acquisitions. The Company agreed to pay all expenses of registering shares on behalf of Baker Hughes other than underwriting discounts and commissions and any fees or disbursements of Baker Hughes' counsel. The Company and Baker Hughes have agreed to indemnify each other against certain liabilities under the Securities Act.

  Pursuant to the BJ Purchase Agreement, the Company agreed that, during the period commencing on the closing date of the BJ Machinery acquisition and terminating on the earlier of (a) the date on which the Company shall have discharged in full its obligations to make certain royalty payments to Baker Hughes under the provisions of the BJ Purchase Agreement and (b) September 29, 1996, it would use its best efforts to cause a designee of Baker Hughes to be elected to the Company's Board of Directors. Pursuant to the foregoing, James
D. Woods, Chairman and Chief Executive Officer of Baker Hughes, was named as Baker Hughes' designee and has served as a director of the Company during the period October 1988 through May 1990 and the period December 1990 to the present.

  Pursuant to the TOTCO Purchase Agreement, Baker Hughes agreed that (subject to certain exceptions) so long as Baker Hughes or any subsidiary beneficially owned any of the shares of Common Stock issued in connection with the BJ Machinery Division acquisition or the TOTCO Product Line acquisition, and in any event for at least seven years from November 28, 1990, the date of the closing of the TOTCO Product Line acquisition, neither Baker Hughes nor any subsidiary would acquire any additional shares of the Common Stock or rights or options to acquire the Common Stock if such acquisition would result in Baker Hughes and its affiliates owning more than 21.8% of Varco's outstanding Common Stock. Baker Hughes also agreed not to participate in any solicitation of proxies with respect to Varco during such period.

  In addition, Baker Hughes agreed that it would not dispose of any shares of Common Stock constituting more than 5% of the outstanding shares of such stock in a privately negotiated transaction or series of transactions to any person or group of related persons without first offering such shares to the Company at the price and upon the terms upon which such shares were proposed to be sold. In such event, the Company may elect to purchase either (i) all of such shares or (ii) any or all of such shares in excess of 3,000,000 shares on the terms of the proposed sale. Baker Hughes also agreed that it would not dispose of any shares of Common Stock constituting more than 3% of the outstanding shares of stock in open market transactions or in any other manner (other than a privately negotiated transaction) over a period of six months or less without first offering to the Company such shares as would cause the total number of shares sold by Baker Hughes during such period to exceed 3% of the outstanding shares. The Company has waived its rights of first refusal in connection with the Offering.

  Walter B. Reinhold is Chairman of the Board of Directors of the Company. All of the shares included in the Offering by Mr. Reinhold were acquired by him by gift or inheritance from his father prior to 1977.

  Mr. Reinhold, Baldwin Reinhold, Jr., the estate of Charlotte Reinhold Lorenz, deceased, and Baldwin T. Reinhold, the son of Baldwin Reinhold, Jr., are parties to an Agreement dated as of June 11, 1981 (the "Shareholders' Agreement") imposing certain restrictions on transfers of shares of Common Stock owned by them at the time the Shareholders' Agreement became effective and any additional voting securities of the Company issued with respect thereto by way of stock dividend, stock split or other distribution. Specifically, the Shareholders' Agreement prohibits any transfer except (1) any transfer pursuant to a registration statement under the Securities Act,
(2) the sale by any party of not more than 20,000 shares (adjusted to reflect any stock dividends, stock splits or reverse stock splits) during any 12-month period pursuant to Rule 144, (3) inter vivos gifts, provided that the aggregate value given by any party to any one person during any 12-month period does not exceed $50,000 ($500,000 in the case of direct or indirect gifts to a member of the donor's family or the donor's former spouse), (4) bequests or inter vivos gifts, direct or indirect, to charitable institutions, provided that the aggregate value given by any party to charitable institutions during any 12-month period does not exceed $2,000,000, (5) transfers by will or the laws of descent and distribution, or (6) transfers with the written consent of the holders of 80% of the shares then subject to the Shareholders' Agreement. Any transferee under clause (3) or (6) above must agree to be bound by the provisions of the Shareholders' Agreement restricting transfers unless, in the case of any transfer under clause (6), otherwise agreed by the parties approving such transfer, and any transferee under clause
(5) above other than a charitable institution is deemed to be bound by such provisions. Unless sooner terminated by the parties, the foregoing restrictions terminate on May 22, 1996. Approximately 3,200,000 shares of Common Stock, or 10.6% of the shares outstanding at March 31, 1996, are currently subject to the Shareholders' Agreement.

                                 UNDERWRITING

  Under the terms and subject to the conditions contained in the Underwriting Agreement (the "Underwriting Agreement"), the form of which is filed as an exhibit to the Registration Statement, the underwriters named below (the "Underwriters"), for whom CS First Boston Corporation ("CS First Boston"), Howard, Weil, Labouisse, Friedrichs Incorporated and Simmons & Company International are acting as representatives (the "Representatives") have severally and not jointly agreed to purchase from the Selling Shareholders the number of shares of Common Stock set forth opposite their respective names below at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:

                                                                       NUMBER OF
   UNDERWRITER                                                          SHARES
   -----------                                                         ---------
   CS First Boston Corporation........................................
   Howard, Weil, Labouisse, Friedrichs Incorporated...................
   Simmons & Company International....................................
                                                                       ---------
     Total............................................................ 6,596,041
                                                                       =========

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the shares of Common Stock offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased. The Underwriting Agreement provides that, in the event of a default by an Underwriter, in certain circumstances the purchase commitments of non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

  The Company has granted the Underwriters an option expiring at the close of business on the 30th day after the date of this Prospectus, exercisable by CS First Boston, to purchase up to an additional 989,406 shares from the Company at the public offering price less underwriting discounts and commissions, all as set forth on the cover page of this Prospectus. Such option may be exercised only to cover over-allotments in the sale of shares of the Common Stock. To the extent that the Underwriters exercise such option, each Underwriter will become obligated, subject to certain conditions, to purchase a number of option shares proportionate to such Underwriter's initial commitment as indicated in the preceding table.

  The Company has been advised by the Representatives that the Underwriters propose to offer the shares to the public initially at the public offering price set forth on the cover of this Prospectus and through the Representatives to certain dealers at such price less a concession of $ per share, and the Underwriters and such dealers may allow a discount of $ per share on sales to certain other dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the Representatives.

  The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or contribute to payments which the Underwriters may be required to make in respect thereof.

  The Company and its executive officers and directors have agreed that, for a period of 120 days after the date of this Prospectus, they will not, without the prior written consent of CS First Boston, sell, contract to sell or otherwise dispose of any shares of Common Stock owned by them, directly or indirectly, except for grants of options under the Company's existing stock option plans, the issuance of shares pursuant to awards under the Company's Stock Bonus Plan, the issuance of shares of Common Stock upon exercise of outstanding options, and the issuance and sale by the Company of Common Stock pursuant to the Company's Employee Stock Purchase Plan and will not pledge, file a registration statement or announce the filing of a registration statement covering the shares.

                         NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

  The distribution of the Common Stock in Canada is being made only on a private placement basis exempt from the requirement that the Company or the Selling Shareholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of Common Stock are effected. Accordingly, any resale of the Common Stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Common Stock.

REPRESENTATIONS OF PURCHASERS

  Each purchaser of Common Stock in Canada who receives a purchase confirmation will be deemed to represent to the Selling Shareholders and/or the Company and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Common Stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

  The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

  All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Ontario purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

  A purchaser of Common Stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Common Stock acquired by such purchaser pursuant to this Offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR 95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of Common Stock acquired on the same date and under the same prospectus exemption.

                                LEGAL OPINIONS

  The validity of the Common Stock offered hereby will be passed upon for Varco by Pircher, Nichols & Meeks, Los Angeles, California. Mr. Leo J. Pircher, a member of the firm of Pircher, Nichols & Meeks, is a director of Varco. Mr. Pircher owns beneficially 5,200 shares of Varco's Common Stock and holds options to purchase an additional 10,000 shares. In addition, Mr. Pircher is a holder of record of, and has sole or shared voting or investment power with respect to, 347,648 shares of Common Stock in fiduciary capacities.

  Certain legal matters will be passed upon for the Underwriters by Latham & Watkins, Los Angeles, California.

                                    EXPERTS

  The consolidated financial statements of Varco International, Inc. incorporated by reference in Varco International, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. The information included under the caption "Selected Consolidated Financial Data" for each of the five years in the period ended December 31, 1995, appearing in this Prospectus and Registration Statement have been derived from consolidated financial statements audited by Ernst & Young LLP.

                             AVAILABLE INFORMATION

  Varco is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files, reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at its principal office at Room 1024, 450 Fifth Street, N.W., Washington, D.C. and at its regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Varco's Common Stock is listed on the New York Stock Exchange, and such reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

  Varco has filed with the Commission a Registration Statement on Form S-3 ( the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus concerning the provisions of documents filed with the Registration Statement as exhibits accurately describe the relevant material provisions of such documents, but are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. For further information, reference is made to such Registration Statement, exhibits and schedules, which may be inspected without charge at the Commission's principal office in Washington, D.C., and copies thereof may be obtained upon payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the Commission are incorporated by reference herein:

    (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

    (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 and Amendment No. 1 thereto filed on May 20, 1996.

    (c) The description of the Company's Common Stock contained in the Company's Form 8-A Registration Statement filed May 29, 1981, including any amendment or report filed for the purpose of updating such description.

  In addition, each document filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock pursuant hereto shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such document.

  Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained in this Prospectus, or in any subsequently filed document that also is or is deemed to be incorporated by reference in this Prospectus, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

  The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents that are incorporated by reference in this Prospectus (not including the exhibits to any such document unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates by reference). Requests for such copies should be directed to Varco International, Inc., Attention: Investor Relations, 743 North Eckhoff Street, Orange, California 92668, telephone number (714) 978-1900.

- -------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDERS OR ANY UNDER-WRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSE-QUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                                 ------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary.........................................................   3
Risk Factors...............................................................   5
Use of Proceeds............................................................   6
Price Range of Common Stock................................................   6
Capitalization.............................................................   7
Selected Consolidated Financial Data.......................................   8
Selling Shareholders.......................................................   9
Underwriting...............................................................  11
Notice to Canadian Residents...............................................  12
Legal Opinions.............................................................  13
Experts....................................................................  13
Available Information......................................................  13
Incorporation of Certain Documents by Reference............................  14

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                               6,596,041 Shares


                                     LOGO


                                 Common Stock
                                  PROSPECTUS



                                CS First Boston
                      Howard, Weil, Labouisse, Friedrichs
              Incorporated
                               Simmons & Company
                                 International

- -------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  Set forth below is an estimate of the approximate amount of the fees and expenses, all of which are payable by the Company, in connection with the offering described in this Registration Statement.

                                                                     APPROXIMATE
                                                                       AMOUNT
                                                                     -----------
      SEC Registration Fees.........................................   $38,745
      NASD Filing Fee...............................................    11,736
      Printing and Engraving Expenses...............................    50,000
      Legal Fees and Expenses.......................................    75,000
      Accounting Fees and Expenses..................................    15,000
      Blue Sky Fees and Expenses....................................     7,000
      Miscellaneous.................................................     2,519
                                                                      --------
        Total.......................................................  $200,000
                                                                      ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 204(a)(10) of the California General Corporation Law (the "GCL") permits a corporation, in its Articles of Incorporation, to eliminate or limit the personal liability of directors for monetary damages in an action brought by or in the right of the corporation (a "derivative action") for breach of a director's duties to the corporation provided, however, that such a provision may not eliminate or limit the liability of directors for: (1) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (2) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director; (3) any transaction from which the director derived an improper personal benefit; (4) acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders; (5) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders; (6) transactions between a corporation and its directors or corporations having interrelated directors under Section 310 of the GCL; or (7) improper distributions to shareholders, loans or guaranties under Section 316 of the GCL.

  Section 204(a)(11) of the GCL permits a corporation in its Articles of Incorporation to provide for indemnification of directors, officers, employees and other agents by bylaw, agreement or otherwise in excess of that expressly permitted by Section 317 of the GCL except that provision may not be made for indemnification which is expressly prohibited by Section 317 of the GCL or for acts or omissions from which a director may not be relieved of liability under
Section 204(a)(10) of the GCL.

  Section 317(b) of the GCL permits a corporation to indemnify a director, officer, employee or other agent against expenses, judgments, fines, settlements and other amounts incurred in connection with any proceeding other than a derivative action if he acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.

  With respect to derivative actions, Section 317(c) of the GCL permits a corporation to indemnify a director, officer, employee or other agent against expenses incurred in connection with the defense or settlement of such an action if he acted in good faith and in a manner which he believed to be in the best interests of the corporation and its shareholders. Under Section 317(c), indemnification in a derivative action is not permitted (1) with respect to any matter in which the person seeking indemnification is held to be liable to the corporation in the performance of his duties to the corporation and its shareholders unless and only to the extent that the court in which the proceeding was brought determines that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnification for expenses and then only to the extent that such court shall determine; (2) for any amount paid in settling or otherwise disposing of a pending action without court approval; or
(3) for expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

  Section 317(d) of the GCL requires a corporation to indemnify any director, officer, employee or other agent for all expenses actually and reasonably incurred by him in any proceeding to the extent that he is successful on the merits.

  The Company's Amended and Restated Articles of Incorporation (1) eliminate the liability of directors for monetary damages to the fullest extent permitted under California law and (2) permit the Company to provide indemnification to directors, officers, employees and other agents by bylaw provisions, agreements, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the GCL, subject only to the limits set forth in Section 204 of the GCL.

  The Bylaws of the Company generally require indemnification of any officer or director of the Company for all costs, charges, expenses, liabilities and losses (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) incurred in any action, suit or proceeding by reason of the fact that he is or was a director of the Company, except to the extent that such indemnification would be expressly prohibited under California law or the Company's Amended and Restated Articles of Incorporation.

  The Company is a party to an Indemnity Agreement with each of its directors and executive officers which generally provides the indemnitee with a contractual right to indemnification for all Expenses (which is defined to include attorneys' fees and amounts paid in settlement), judgments, fines, penalties and ERISA excise taxes incurred in any action, suit or proceeding by reason of his position with the Company, except to the extent that such indemnification is prohibited by California law.

  The Company also maintains a liability insurance policy under which officers and directors are generally indemnified against losses and liability (including costs, expenses, settlements and judgments) incurred by them in such capacities, other than specified excluded losses.

ITEM 16. EXHIBITS.

 *1.1  Form of Underwriting Agreement.
  4.1 Amended and Restated Articles of Incorporation of the Company, incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995.
  4.2 Bylaws of the Company, incorporated by reference to Exhibit 3.7 to Amendment No. 1 to the Company's Registration Statement on Form S-1,
        Registration No. 33-40191.
  4.3  Note Agreement, dated as of July 1, 1992 between Varco International,
        Inc. and the Purchasers named in Schedule 1 thereto, incorporated by reference to Exhibit 4.0 to Varco's Quarterly Report on Form 10-Q for the quarter ended September 30, 1992.
  4.4  First Amendment to Note Agreement, dated as of November 12, 1992, to
        Note Agreement included as Exhibit 4.3 hereto, incorporated by reference to Exhibit 4.3 to Varco's Annual Report on Form 10-K for the year ended December 31, 1992.
  4.5  Waiver and Second Amendment to Note Agreement, dated as of February 25,
        1993, to Note Agreement included as Exhibit 4.3 hereto, incorporated by reference to Exhibit 4.4 to Varco's Annual Report on Form 10-K for the year ended December 31, 1992.

    4.6  Waiver, dated as of March 8, 1995, to Note Agreement included as
          Exhibit 4.3 hereto, incorporated by reference to Exhibit 4.4 to
          Varco's Annual Report on Form 10-K for the year ended December 31,
          1994.
    4.7  Waiver and Third Amendment, dated as of March 8, 1995 to Note
          Agreement included as Exhibit 4.3 hereto, incorporated by reference to Exhibit 4.5 to Varco's Annual Report on Form 10-K for the year ended December 31, 1995.
    4.8  Credit Agreement, dated as of February 25, 1993 among Varco
          International, Inc., Citicorp USA, Inc. and Citibank, N.A.,
          incorporated by reference to Exhibit 4.5 to Varco's Annual Report on
          Form 10-K for the year ended December 31, 1992.
    4.9  First Amendment dated as of August 3, 1993 to Credit Agreement included as Exhibit 4.8 hereto, incorporated by reference to Exhibit
          4 to Varco's Quarterly Report on Form 10-Q for the quarter ended
          September 30, 1993.
    4.10 Second Amendment dated as of September 23, 1993 to Credit Agreement included as Exhibit 4.8 hereto, incorporated by reference to Exhibit
          4.6 to Varco's Annual Report on Form 10-K for the year ended December
          31, 1993.
    4.11 Third Amendment dated as of December 1, 1993 to Credit Agreement included as Exhibit 4.8 hereto, incorporated by reference to Exhibit
          4.7 to Varco's Annual Report on Form 10-K for the year ended December
          31, 1993.
    4.12 Fourth Amendment dated as of May 12, 1994 to Credit Agreement included as Exhibit 4.8 hereto, incorporated by reference to Exhibit 4 to
          Varco's Quarterly Report on Form 10-Q for the quarter ended June 30,
          1994.
    4.13 Fifth Amendment dated as of October 31, 1994 to Credit Agreement included as Exhibit 4.8 hereto, incorporated by reference to Exhibit
          4.10 to Varco's Annual Report on Form 10-K for the year ended
          December 31, 1994.
    4.14 Sixth Amendment dated as of March 17, 1995 to Credit Agreement included as Exhibit 4.8 hereto, incorporated by reference to Exhibit
          4.12 to Varco's Annual Report on Form 10-K for the year ended
          December 31, 1995.
    4.15 Seventh Amendment dated as of December 31, 1995 to Credit Agreement included as Exhibit 4.8 hereto, incorporated by reference to Exhibit
          4.13 to Varco's Annual Report on Form 10-K for the year ended
          December 31, 1995.
   *5    Opinion of Pircher, Nichols & Meeks.
 **23.1  Consent of Ernst & Young LLP.
  *23.2  Consent of Pircher, Nichols & Meeks (included in Exhibit 5).
  *24    Power of Attorney (included on signature page of this Registration
          Statement).

- --------
  * Previously filed.
 ** Filed herewith.

ITEM 17. UNDERTAKINGS.

  (a) The undersigned registrant hereby undertakes that:

    (1) For purposes of determining liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT NO. 4 TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ORANGE, STATE OF CALIFORNIA, ON MAY 16, 1996.

                                          VARCO INTERNATIONAL, INC.


                                          By:   /s/ Richard A. Kertson
                                             ----------------------------------
                                                    RICHARD A. KERTSON
                                                  VICE PRESIDENT--FINANCE

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 4 TO REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


              SIGNATURE                        TITLE                 DATE
              ---------                        -----                 ----

         * George Boyadjieff           President and Chief       May 21, 1996
- -------------------------------------   Executive Officer
          GEORGE BOYADJIEFF             and Director
                                        (Principal
                                        Executive Officer)

       /s/ Richard A. Kertson          Vice President--          May 21, 1996
- -------------------------------------   Finance and Chief
         RICHARD A. KERTSON             Financial Officer
                                        (Principal
                                        Financial Officer)

       /s/ Donald L. Stichler          Controller--              May 21, 1996
- -------------------------------------   Treasurer and Chief
         DONALD L. STICHLER             Accounting Officer
                                        (Principal
                                        Accounting Officer)

        * Walter B. Reinhold           Director                  May 21, 1996
- -------------------------------------
         WALTER B. REINHOLD

          * Talton R. Embry            Director                  May 21, 1996
- -------------------------------------
           TALTON R. EMBRY


              SIGNATURE                         TITLE                DATE


           * Andre R. Horn              Director                 May 21, 1996
- -------------------------------------
            ANDRE R. HORN

        * Maurice E. Jacques            Director                 May 21, 1996
- -------------------------------------


         * Jack W. Knowlton             Director                 May 21, 1996
- -------------------------------------
          JACK W. KNOWLTON


          * Leo J. Pircher              Director                 May 21, 1996
- -------------------------------------
           LEO J. PIRCHER

         * Carroll W. Suggs             Director                 May 21, 1996
- -------------------------------------
          CARROLL W. SUGGS

       * Robert A. Teitsworth           Director                 May 21, 1996
- -------------------------------------
        ROBERT A. TEITSWORTH

                                        Director                 May   , 1996
- -------------------------------------
           EUGENE R. WHITE

          * James D. Woods              Director                 May 21, 1996
- -------------------------------------
           JAMES D. WOODS

*By /s/ Richard A. Kertson
  ---------------------------------
  Richard A. Kertson Attorney-in-Fact

                                 EXHIBIT INDEX

 EXHIBIT                                                                   PAGE
 -------                                                                   ----
  1.1    Form of Underwriting Agreement.
  4.1    Amended and Restated Articles of Incorporation of the Company,
         incorporated by reference to Exhibit 3.1 to the Company's
         Annual Report on Form 10-K for the year ended December 31,
          1995.
  4.2    Bylaws of the Company, incorporated by reference to Exhibit 3.7 to Amendment No. 1 to the Company's Registration Statement on
         Form S-1, Registration No. 33-40191.
  4.3    Note Agreement, dated as of July 1, 1992 between Varco
         International, Inc. and the Purchasers named in Schedule 1 thereto, incorporated by reference to Exhibit 4.0 to Varco's
          Quarterly Report on Form 10-Q for the quarter ended September
          30, 1992.
  4.4    First Amendment to Note Agreement, dated as of November 12,
         1992, to Note Agreement included as Exhibit 4.3 hereto,
         incorporated by reference to Exhibit 4.3 to Varco's Annual
          Report on Form 10-K for the year ended December 31, 1992.
  4.5    Waiver and Second Amendment to Note Agreement, dated as of
         February 25, 1993, to Note Agreement included as Exhibit 4.3 hereto, incorporated by reference to Exhibit 4.4 to Varco's
          Annual Report on Form 10-K for the year ended December 31,
          1992.
  4.6    Waiver, dated as of March 8, 1995, to Note Agreement included as Exhibit 4.3 hereto, incorporated by reference to Exhibit 4.4 to Varco's Annual Report on Form 10-K for the year ended
          December 31, 1994.
  4.7    Waiver and Third Amendment, dated as of March 8, 1995 to Note
         Agreement included as Exhibit 4.3 hereto, incorporated by
         reference to Exhibit 4.5 to Varco's Annual Report on Form 10-K
          for the year ended December 31, 1995.
  4.8    Credit Agreement, dated as of February 25, 1993 among Varco
         International, Inc., Citicorp USA, Inc. and Citibank, N.A.,
         incorporated by reference to Exhibit 4.5 to Varco's Annual
          Report on Form 10-K for the year ended December 31, 1992.
  4.9    First Amendment dated as of August 3, 1993 to Credit Agreement included as Exhibit 4.8 hereto, incorporated by reference to
         Exhibit 4 to Varco's Quarterly Report on Form 10-Q for the
          quarter ended September 30, 1993.
  4.10   Second Amendment dated as of September 23, 1993 to Credit
         Agreement included as Exhibit 4.8 hereto, incorporated by
         reference to Exhibit 4.6 to Varco's Annual Report on Form 10-K
          for the year ended December 31, 1993.
  4.11   Third Amendment dated as of December 1, 1993 to Credit
         Agreement included as Exhibit 4.8 hereto, incorporated by
         reference to Exhibit 4.7 to Varco's Annual Report on Form 10-K
          for the year ended December 31, 1993.
  4.12   Fourth Amendment dated as of May 12, 1994 to Credit Agreement included as Exhibit 4.8 hereto, incorporated by reference to
         Exhibit 4 to Varco's Quarterly Report on Form 10-Q for the
          quarter ended June 30, 1994.
  4.13   Fifth Amendment dated as of October 31, 1994 to Credit
         Agreement included as Exhibit 4.8 hereto, incorporated by
         reference to Exhibit 4.10 to Varco's Annual Report on Form 10-K
          for the year ended December 31, 1994.
  4.14   Sixth Amendment dated as of March 17, 1995 to Credit Agreement included as Exhibit 4.8 hereto, incorporated by reference to
         Exhibit 4.12 to Varco's Annual Report on Form 10-K for the year ended December 31, 1995.

 EXHIBIT                                                                   PAGE
 -------                                                                   ----
  4.15   Seventh Amendment dated as of December 31, 1995 to Credit
         Agreement included as Exhibit 4.8 hereto, incorporated by
         reference to Exhibit 4.13 to Varco's Annual Report on Form 10-K
          for the year ended December 31, 1995.
  5      Opinion of Pircher, Nichols & Meeks.
  23.1   Consent of Ernst & Young LLP.
  23.2   Consent of Pircher, Nichols & Meeks (included in Exhibit 5).
  24     Power of Attorney (included on signature page of this
         Registration Statement).

                                       2